NEWS RELEASE                                                       [TIMKEN LOGO]
--------------------------------------------------------------------------------

MEDIA CONTACT:                            WORLDWIDE LEADER IN BEARINGS AND STEEL
Elaine Russell Reolfi
Global Manager -
Corporate and  Marketing Communications
(330) 471-3502
Or visit www.timken.com/media

INVESTOR CONTACT:
Kevin R. Beck
Manager - Investor Relations
(330) 471-7181


                     TIMKEN COMPLETES TORRINGTON ACQUISITION

      CANTON, OH - February 18, 2003 - The Timken Company (NYSE: TKR) today completed its acquisition of The Torrington Company that it announced last October 16. Timken acquired Torrington from Ingersoll-Rand for $840 million -- $700 million in cash and Timken shares valued at $140 million.

      "The Timken Company has aggressively transformed over the past three years to a more focused and competitive global leader," said James W. Griffith, president and CEO. "The evidence shows in our 2002 financial results -- a strong performance in a weak economy. The addition of Torrington - the largest acquisition in Timken history - continues our company's transformation. We've significantly expanded our worldwide business base with new products and services and broadened our technology and engineering capabilities to enable us to deliver more value to more customers around the globe."

      Timken expects the acquisition to be accretive to earnings per share by at least 10 percent in 2003.

                                                                        - more -

                                                             [TIMKEN LETTERHEAD]

      Timken's acquisition of Torrington, which had 2002 sales of $1.2 billion, creates the world's third-largest bearing company with approximately $3.8 billion in sales and expands the company's portfolio of automotive and industrial bearings - based products and service solutions. Torrington, a leading manufacturer of needle roller bearings, complements Timken's leading tapered roller bearings and alloy steel products. Torrington's products also include ball, spherical and cylindrical bearings and motion control components and assemblies.

      "With this acquisition," said W. R. Timken, Jr., chairman, "we are increasing the size of our company by almost 50 percent. And, we are continuing to concentrate on what we do best by buying a company in an industry where we have a leadership position built on decades of expertise. The Torrington Company is a highly successful business enterprise with very talented people. We are pleased to have them join The Timken Company."

      Timken will move quickly to integrate Torrington into its global automotive and industrial business structures and expects to achieve estimated annualized pretax savings of $20 million by the end of the first 12 months following the acquisition and $80 million by the end of 2005. These savings are expected to come from consolidating purchasing activities and distribution channels, combining operations and eliminating redundancies within the organization.

      Timken financed the $700 million cash component of the acquisition through a public offering of 12.65 million Timken shares, an offering of $250 million seven-year senior unsecured notes, a five-year revolving credit facility and a $125 million securitized accounts receivable facility.

      The approximately 9.4 million Timken shares valued at $140 million that were received by Ingersoll-Rand as part of the transaction represent about an 11 percent holding in The Timken Company. Ingersoll-Rand has agreed not to sell these shares for six months after the acquisition, with limited exceptions.

THE TIMKEN COMPANY

                                                                        - more -

      The Timken Company (www.timken.com) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related products and services. Following its February 2003 acquisition of The Torrington Company, Timken employs 28,000 people worldwide in operations in 29 countries. In 2002, the combined companies had sales of approximately $3.8 billion.

      Certain statements in this press release (including statements regarding Timken's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Timken cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including uncertainties in both timing and amount, if any, of actual benefits to be realized through the integration of the acquired business described in this release with Timken's operations; risks associated with diversion of management's attention from routine operations during the integration process; and risks associated with the greater level of debt associated with the combined companies. These and additional factors are described in greater detail in Timken's 2001 Annual Report, page 39; its Annual Report on Form 10-K for the year ended December 31, 2001; its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002; and in the prospectus supplements and the accompanying prospectus related to the debt and equity offerings described in this release. Except as required by federal securities laws, Timken undertakes no obligation to update or revise any forward-looking statement.

                                       ###